Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

June 14, 2010

Board of Directors
New Generation Biofuels Holdings, Inc.
5850 Waterloo Road, Suite 140
Columbia, Maryland 21045

Gentlemen:

We are acting as counsel to New Generation Biofuels Holdings, Inc., a Florida corporation (the “Company”) , in connection with its registration statement on Form S-3, as amended (File No. 333-156449) (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and in connection with the proposed issuance and sale in a public offering (the “Offering”) of (i) 1,111,112 shares of the common stock, par value $0.001 per share (the “Common Stock”) of the Company (the “Shares”) and (ii) warrants (the “Warrants”) to purchase 555,556 shares (the “Warrant Shares”, and together with the Shares, the “Securities”) to be sold by the Company pursuant to securities purchase agreements entered into with the purchasers of the Securities (the “Securities Purchase Agreements”) and to the terms of that certain Placement Agent Agreement (the “Placement Agent Agreement”) dated June 10, 2010 between the Company and the placement agent named therein, and pursuant to a prospectus dated January 27, 2009, which forms a part of the Registration Statement (the “Base Prospectus”), as supplemented by a prospectus supplement dated June 10, 2010 (together with the Base Prospectus, the “Prospectus”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (a) as to the opinions given in paragraph (i) and the second sentence of paragraph (ii), the Florida Business Corporation Act, as amended, and (b) as to the opinions given in the first sentence of paragraph (ii), the laws of the State of New York  (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level).  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).  As used herein, the term “Florida Business Corporation Act” includes the statutory provisions contained therein, all applicable provisions of the Florida Constitution and reported judicial decisions interpreting these laws.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia.  Hogan Lovells refers to the international legal practice comprising Hogan Lovells US LLP, Hogan Lovells International LLP, Hogan Lovells Worldwide Group (a Swiss Verein), and their affiliated businesses with offices in:  Abu Dhabi   Alicante   Amsterdam   Baltimore   Beijing   Berlin   Boulder   Brussels   Caracas   Chicago   Colorado Springs   Denver   Dubai   Dusseldorf   Frankfurt   Hamburg   Hanoi   Ho Chi Minh City   Hong Kong   Houston   London   Los Angeles   Madrid   Miami   Milan   Moscow   Munich   New York   Northern Virginia   Paris   Philadelphia   Prague   Rome   San Francisco   Shanghai   Silicon Valley   Singapore   Tokyo   Warsaw   Washington DC   Associated offices: Budapest   Jeddah   Riyadh   Zagreb

Board of Directors	- 2 -	June 14, 2010

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(i)  When the Shares are issued pursuant to the terms of the Securities Purchase Agreements and Placement Agent Agreement, including due execution and delivery on behalf of the Company of certificates therefor and receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and the Pricing Committee of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

(ii) When the Warrants are issued pursuant to the terms of the Securities Purchase Agreements and Placement Agent Agreement, including due execution and delivery on behalf of the Company of the Warrant documents, the Warrants will constitute valid and binding obligations of the Company.  When issued and delivered upon valid exercise of the Warrants and payment of the applicable exercise price, the Warrant Shares will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Securities, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on June 14, 2010, and to the reference to this firm under the caption “Legal Matters” in the Prospectus.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP